Exhibit 1 of Form 8-K


                                                     For   further   information
                                                     contact:  Claire Buchan, VP
                                                     Comm,  (630)271-2150  Bruce
                                                     Duncan,        VP       IR,
                                                     (630)271-2187         Steve
                                                     Preston, CFO, (630)271-2637
FOR IMMEDIATE RELEASE
April 14, 1998

                       SERVICEMASTER ANNOUNCES ACQUISITION
                        OF QUANTUM RESOURCES CORPORATION


         DOWNERS GROVE, Illinois -- ServiceMaster (NYSE:SVM) today announced the acquisition of Quantum Resources Corporation, a temporary staffing company headquartered in Richmond, Virginia.
         Quantum provides temporary staffing services to customers primarily in technical areas, such as engineering and information technology. The company serves a number of prominent Fortune 500 companies with staffing assignments which average six months to one year. Quantum had 1997 revenues of approximately $73 million and has eight branches located primarily in the southeastern United States.
         "The rapidly growing staffing industry offers strategic growth opportunities for ServiceMaster," said Carlos Cantu, ServiceMaster President and Chief Executive Officer. "Expansion into this industry capitalizes on our strength in people development, provides us with the ability to offer another valuable service to our Management Services customers, and increases our flexibility in recruiting and placing service workers in some of our seasonal Consumer Services businesses."
         The staffing industry is estimated at $57 billion and is both highly fragmented and rapidly growing. The technical and information technology sector of the staffing industry has grown at a compounded annual growth rate of 18 percent over the last five years and 14 percent over the last year.
         ServiceMaster serves more than 9 million customers in the United States and in 38 countries around the world, with annual customer level revenue of $5.6 billion. ServiceMaster is a network of quality service companies with two major operating segments, ServiceMaster Consumer Services and ServiceMaster Management Services.
         ServiceMaster Consumer Services now includes eight market-leading companies-- TruGreen-ChemLawn, Terminix, American Home Shield, Rescue Rooter, ServiceMaster Residential and Commercial Services, Merry Maids, AmeriSpec and Furniture Medic-- which operate through the ServiceMaster Quality Service Network of approximately 5,800 U.S. company-owned locations and franchised businesses.
         ServiceMaster Management Services is the leading facilities management company serving health care, education, and business and industrial facilities with management of plant operations and maintenance, housekeeping, clinical equipment maintenance, food service, laundry, grounds and energy. This segment includes ServiceMaster Diversified Health Services, which provides development and management services for subacute, rehabilitation, home health, long-term care, senior living and pharmacy programs.
         In accordance with the Private Securities Litigation Reform Act of 1995, the Company notes that statements that look forward in time, which include everything other than historical information, involve risks and uncertainties that may affect the Company's actual results of operations. Factors which could cause actual results to differ materially include the following (among others): weather conditions adverse to certain of the Company's Consumer Services businesses, the entry of additional competitors in any of the markets served by the Company, labor shortages, consolidation of hospitals in the healthcare market, the condition of the U.S. economy, and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission.